UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 23, 2010

(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 19, 2010, the Herman Miller, Inc. Board of Directors and the Executive Compensation Committee approved new base salary levels and established target payout percentages under the Executive Incentive Cash Bonus Plan and the Long Term Incentive Plan (LTIP) for the CEO and other key executives for fiscal year 2011. Achievement of the targets under the cash bonus plan is, in part, based upon economic value added (EVA) improvement from the previous year as determined by the Executive Compensation Committee. The table below presents the new base salaries effective as of July 19, 2010, and target percentages for the Company’s named executive officers for the Company’s 2011 fiscal year beginning May 30, 2010 based upon achieving targeted EVA improvement.

Name of Executive	Base Salary (1)	Target Bonus as a % of Base Salary	Target Value of Grants Under LTIP as a % of Base Salary (2)
Brian C. Walker	$684,000	100%	168.75%
Gregory J. Bylsma	$285,000	60%	75.00%
Curtis S. Pullen	$333,000	60%	75.00%
Donald D. Goeman	$242,000	60%	67.50%
Andrew J. Lock	$314,000	60%	56.25%
Elizabeth A. Nickels	$263,000	60%	56.25%

(1) Base salary is presented as 95% of the normalized salary of each named officer which is consistent with a company-wide salary reduction program.

(2) The target value of grants under LTIP  as a % of base salary is presented as 75% of the normalized targets for each named officer, and the value is calculated using normalized base salary.

In addition to the salary adjustments described above, Mr. Lock also received a one time relocation package valued at approximately $200,000 which will cover the moving, temporary living and additional expatriation expenses involved in his relocation to the United Kingdom to assume his role as President-Herman Miller International.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 23, 2010	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ James E. Christenson James E. Christenson
Senior Vice President, Legal Services and Secretary